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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION


     Aram H. Keith and Gary C. Campanaro hereby certify that:

     1. They are the President and Secretary, respectively, of The Keith Companies, Inc., a California corporation (the "Corporation").

     2. The Articles of Incorporation of this Corporation are amended and restated in full to read as follows:

                                       I.

          The name of this corporation is "THE KEITH COMPANIES, INC."

                                      II.

          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

          A.   Classes of Stock.  This Corporation is authorized to issue two
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     classes of stock to be designated, respectively, as "Common Stock" and
     "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred and five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, par value $0.001 per share and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.

          B.   Rights, Preferences and Restrictions of Preferred Stock.  The
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     Preferred Stock may be issued from time to time in one or more series.  The
     Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such
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     series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      IV.

          The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       V.

          This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code,

     3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the California Corporations Code and the Bylaws of the Corporation. The total number of shares entitled to vote on or consent to this amendment and restatement is 3,559,708 and the number of shares voting in favor of this amendment was 2,086,386.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATED:  June 15, 1999



                              /s/ Aram H. Keith
                              ----------------------------------
                              Aram H. Keith, Chief Executive
                              Officer and Secretary



                              /s/ Gary C. Campanaro
                              -----------------------------------
                              Gary C. Campanaro, Chief Financial
                              Officer and Secretary

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